Exhibit 99.1

NEWS FROM SEI

Contact:	Larry Wexler
Voice:	610.676.1440
E-Mail:	lwexler@seic.com
Pages:	1

For Immediate Release

SEI DECLARES $.08 PER SHARE DIVIDEND

Oaks, PA, December 16, 2008 – The Board of Directors of SEI Investments Company (NASDAQ:SEIC) today declared a dividend of $.08 (eight cents) per share. The cash dividend will be payable to shareholders of record on January 6, 2009 with a payment date of January 22, 2009.

In addition, the Board of Directors today announced that its has adopted a shareholder rights plan designed to ensure that all shareholders of the company receive fair and equal treatment in the event of an unsolicited takeover proposal. The plan is intended to safeguard against coercive tactics designed to gain control of the company without allowing all shareholders to realize the long-term value of their investment, particularly in light of the current market price of SEI’s common stock and the extreme volatility in the stock markets. The rights plan is also designed to enhance the company’s ability to negotiate with a prospective acquirer. The rights plan was not adopted in response to any specific effort to acquire control of the company. This shareholder rights plan is similar to the shareholder rights plan of the company that is scheduled to terminate on December 19, 2008. Under the shareholder rights plan, each holder of SEI common stock at the close of business on January 6, 2009, will receive one right for each share of common stock held. A summary of the rights plan will be included in a Current Report on Form 8-K to be filed by SEI with the Securities and Exchange Commission and will also be mailed to shareholders of record of SEI’s common stock following the January 6, 2009 record date.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of outsourced asset management, investment processing and investment operations solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of September 30, 2008, through its subsidiaries and partnerships in which the company has a significant interest, SEI administers $431 billion in mutual fund and pooled assets and manages $162 billion in assets. SEI serves clients, conducts or is registered to conduct business and/or operations, from more than 20 offices in over a dozen countries. For more information, visit www.seic.com.